Exhibit 10.1

FIRST AMENDMENT
TO FINANCING AGREEMENT

FIRST AMENDMENT, dated as of July 18, 2016 (this "Amendment"), to the Financing Agreement, dated as of August 14, 2015, as amended, restated, supplemented or otherwise modified from time to time (as so amended, the "Financing Agreement"), by and among ALJ Regional Holdings, Inc., a Delaware corporation (the "Parent"), Faneuil, Inc., a Delaware corporation ("Faneuil"), Floors-N-More, LLC, a Nevada limited liability company ("FNM"), Phoenix Color Corp., a Delaware corporation ("PCC", and together with the Parent, Faneuil, FNM and each other Person that executes a joinder agreement and becomes a "Borrower" thereunder, each a "Borrower" and collectively, the "Borrowers"), each subsidiary of the Parent listed as a "Guarantor" on the signature pages thereto (together with each other Person that executes a joinder agreement and becomes a "Guarantor" thereunder or otherwise guaranties all or any part of the Obligations (as hereinafter defined), each a "Guarantor" and collectively, the "Guarantors"), the lenders from time to time party thereto (each a "Lender" and collectively, the "Lenders"), Cerberus Business Finance, LLC, a Delaware limited liability company ("CBF"), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Collateral Agent"), and PNC Bank, National Association ("PNC"), as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Administrative Agent" and together with the Collateral Agent, each an "Agent" and collectively, the "Agents").

WHEREAS, the Borrowers have requested an Incremental Term Loan pursuant to Section 2.13 of the Financing Agreement; and

WHEREAS, the Borrowers, the Guarantors, the Agents and the Lenders wish to amend certain terms and provisions of the Financing Agreement as hereafter set forth.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto hereby agree as follows:

1.   Definitions.  All terms used herein that are defined in the Financing Agreement and not otherwise defined herein shall have the meanings assigned to them in the Financing Agreement.

2.   Amendments.

(a)   New Definitions.  Section 1.01 of the Financing Agreement is hereby amended by adding the following definitions, in appropriate alphabetical order:

""Color Optics Acquisition" means the acquisition of all of the "Acquired Assets" pursuant to, and as defined in, the Color Optics APA."

""Color Optics Acquisition Collateral Assignment" means the Collateral Assignment of Acquisition Documents, dated as of the First Amendment Effective Date, and in form and substance satisfactory to the Collateral Agent, made by PCC in favor of the Collateral Agent."

""Color Optics APA" means the Asset Purchase Agreement, dated as of June 21, 2016, among PCC, as buyer, AKI, Inc., a Delaware Corporation ("Arcade"), as seller, and Bioplan USA, Inc., a Delaware Corporation and parent of Arcade.."

""First Amendment" means the First Amendment to Financing Agreement, dated as of July 18, 2016, among the Borrowers, the Guarantors, the Agents and the Lenders party thereto."

""First Amendment Disbursement Letter" means a disbursement letter, in form and substance reasonably satisfactory to the Collateral Agent, by and among the Loan Parties, the Agents, the Lenders and the other Persons party thereto, and the related funds flow memorandum describing the sources and uses of all cash payments in connection with the transactions contemplated to occur on the First Amendment Effective Date."

""First Amendment Effective Date" has the meaning specified therefor in Section 5 of the First Amendment."

""Inital First Period" means the period of time after the Effective Date up to and including the date that is the first anniversary of the Effective Date."

""Initial Second Period" means the period of time after the Initial First Period up to and including the date that is the second anniversary of the Effective Date."

""Initial Third Period" means the period of time after the Initial Second Period up to and including the date that is the third anniversary of the Effective Date."

""Original Term Loan Commitment" means, with respect to each Lender, the commitment of such Lender to make the Original Term Loan to the Borrowers on the Effective Date in the amount set forth in Schedule 1.01(A) hereto or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as such commitment may be terminated or reduced from time to time in accordance with the terms of this Agreement."

""Original Term Loans" means the Term Loans made by the Lenders to the Borrowers on the Effective Date."

""Original Term Loan Indebtedness" has the meaning specified therefor in Section 2.01(a)(iv)."

""Term A Lender" means a Lender making a Term A Loan."

""Term A Loan" means the Term A Loans made by the Term A Lenders to the Borrowers on the First Amendment Effective Date pursuant to Section 2.01(a)(iii)."

""Term A Loan Commitment" means, with respect to each Term A Lender, the commitment of such Lender to make the Term A Loan to the Borrowers on the First Amendment Effective Date in the amount set forth in Schedule 1.01(A-1) hereto or in the Assignment and

Acceptance pursuant to which such Lender became a Lender under this Agreement, as such commitment may be terminated or reduced from time to time in accordance with the terms of this Agreement."

""Term A Loan Disbursements" shall have the meaning specified therefor in Section 6.01(s)."

""Term A Loan First Period" means the period of time after the First Amendment Effective Date up to and including the date that is the first anniversary of the First Amendment Effective Date."

""Term A Loan Second Period" means the period of time after the Term A Loan First Period up to and including the date that is the second anniversary of the First Amendment Effective Date.

""Term A Loan Third Period" means the period of time after the Term A Loan Second Period up to and including the date that is the third anniversary of the First Amendment Effective Date."

""Total Original Term Loan Commitment" means the sum of the amounts of the Lenders' Original Term Loan Commitments."

""Total Term A Loan Commitment" means the sum of the amounts of the Term A Lenders' Term A Loan Commitments."

(b)   Restatements of Existing Definitions.

(i)The definition of "Adjusted Consolidated EBITDA" in Section 1.01 of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

""Adjusted Consolidated EBITDA" means, with respect to any period, the Consolidated EBITDA of the Parent and its Subsidiaries, after giving effect to (i) adjustments set forth in a due diligence quality of earnings report prepared by Crowe Horwath received by the Agents prior to the Effective Date and (ii) any other adjustments agreed to by the Parent and the Agents (such acceptance to be evidenced in writing). For purposes of this Agreement, (x) monthly Adjusted Consolidated EBITDA for the first 6 fiscal months of the calendar year ending December 31, 2015 shall deemed to be as follows: (A) fiscal month ended January 31, 2015, $2,877,443, (B) fiscal month ended February 28, 2015, $3,364,971, (C) fiscal month ended March 31, 2015, $3,824,152, (D) fiscal month ended April 30, 2015, $3,243,252, (E) fiscal month ended May 30, 2015, $2,457,635, and (F) fiscal month ended June 30, 2015, $2,837,231, (y) monthly Adjusted Consolidated EBITDA for the fiscal months ending July 31, 2015 and August 31, 2015 shall be agreed to by the Parent and the Agents in accordance with the preceding sentence giving full pro forma effect to the PCC Acquisition (as if the PCC Acquisition had occurred prior to such fiscal months), and (z) monthly Adjusted Consolidated EBITDA for the following fiscal months shall deemed to be as follows to give full pro forma effect to the Color Optics Acquisition (as if the Color Optics Acquisition had occurred prior to such fiscal months), (A) fiscal month ended May 31, 2015, $175,000, (B) fiscal month ended June 30, 2015, $240,000, (C) fiscal month ended July 31, 2015, $259,000, (D) fiscal month ended August 31, 2015, $7,000, (E) fiscal month ended September 30, 2015, $98,000, (F)  fiscal month ended October 31, 2015, $186,000, (G) fiscal month ended November 30, 2015, $153,000, (H) fiscal month ended December 31, 2015, $141,000, (I) fiscal month ended January 31, 2016, ($28,000), (J) fiscal month ended February 29, 2016, $117,000, (K) fiscal month ended March 31, 2016, ($92,000), and (L) fiscal month ended April 30, 2016, $124,000."

(ii)The definition of "Applicable Margin" in Section 1.01 of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

""Applicable Margin" means, as of any date of determination, with respect to the interest rate of:

(i)any Original Term Loan or Revolving Loan that is (a) a Reference Rate Loan or any portion thereof, 5.5% and (b) a LIBOR Rate Loan or any portion thereof, 6.5%; and

(ii)any Term A Loan that is (a) a Reference Rate Loan or any portion thereof, 7.5% and (b) a LIBOR Rate Loan or any portion thereof, 8.5% (the "Initial Term A Margin"); provided, that the Applicable Margin with respect to any Term A Loan that is (y) a Reference Rate Loan or any portion thereof, shall be 5.5% and (b) a LIBOR Rate Loan or any portion thereof, shall be 6.5% from and after the date that the Leverage Ratio is less than 3.10:1.00, which ratio shall be calculated as of the end of the most recent fiscal quarter of the Parent and its Subsidiaries for which quarterly financial statements and a certificate of an Authorized Officer of the Parent are received by the Agents and the Lenders in accordance with Section 7.01(a)(ii) and Section 7.01(a)(iv) of the Financing Agreement.  Subject to clause (iii) below, the adjustment of the Initial Term A Margin (if any) will occur 2 Business Days after the date the Administrative Agent receives the applicable quarterly financial statements and a certificate of an Authorized Officer of the Parent in accordance with Section 7.01(a)(ii) and Section 7.01(a)(iv) of the Financing Agreement.

(iii) Notwithstanding the foregoing, in the event that any financial statement or certificate described in clause (ii) above is inaccurate (regardless of whether the Financing Agreement or any Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin with respect to any Term A Loan for any fiscal period, then the Applicable Margin for such fiscal period shall be adjusted retroactively (to the effective date of the determination of the Applicable Margin that was based upon the delivery of such inaccurate financial statement or certificate) to reflect the correct Applicable Margin, and the Borrowers shall promptly make payments to the Agents and the Lenders to reflect such adjustment."

(iii)The definition of "Applicable Premium" in Section 1.01 of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

""Applicable Premium" means

(a)as of the date of the occurrence of an Applicable Premium Trigger Event specified in clause (c), (d) or (e) of the definition thereof:

(1)with respect to Original Term Loans and Revolving Loans:

(i)during the Initial First Period, an amount equal to 3.0% times the aggregate amount equal to the sum of (A) the principal amount of all Original Term Loans outstanding, (B) the principal amount of all Revolving Loans outstanding and (C) the amount of the undrawn Total Revolving Credit Commitment, in each case, on the date of such Applicable Premium Trigger Event;

(ii)during the Initial Second Period, an amount equal to 2.0% times the aggregate amount equal to the sum of (A) the principal amount of all Original Term Loans outstanding, (B) the principal amount of all Revolving Loans outstanding and (C) the amount of the undrawn Total Revolving Credit Commitment, in each case, on the date of such Applicable Premium Trigger Event;

(iii)during the (y) Initial Third Period, an amount equal to 1.0% times the aggregate amount equal to the sum of (A) the principal amount of all Original Term Loans outstanding, (B) the principal amount of all Revolving Loans outstanding and (C) the amount of the undrawn Total Revolving Credit Commitment, in each case, on the date of such Applicable Premium Trigger Event; and

(iv)thereafter, zero; and

(2)with respect to Term A Loans:

(i)during the Term A Loan First Period, an amount equal to 3.0% times the principal amount of all Term A Loans outstanding on the date of such Applicable Premium Trigger Event;

(ii)during the Term A Loan Second Period, an amount equal to 2.0% times the principal amount of all Term A Loans outstanding on the date of such Applicable Premium Trigger Event;

(iii)during the Term A Loan Third Period, an amount equal to 1.0% times the principal amount of all Term A Loans outstanding on the date of such Applicable Premium Trigger Event; and

(iv)thereafter, zero;

(b)as of the date of the occurrence of an Applicable Premium Trigger Event specified in clause (a) of the definition thereof:

(i)during the Initial First Period, an amount equal to 3.0% times the amount of the permanent reduction of the Total Revolving Credit Commitment on such date;

(ii)during the Initial Second Period, an amount equal to 2.0% times the amount of the permanent reduction of the Total Revolving Credit Commitment on such date;

(iii)during the Initial Third Period, an amount equal to 1.0% times the amount of the permanent reduction of the Total Revolving Credit Commitment on such date; and

(iv)thereafter, zero;

(c)as of the date of the occurrence of an Applicable Premium Trigger Event specified in clause (b) of the definition thereof:

(1)with respect to Original Term Loans:

(i)during the Initial First Period, an amount equal to 3.0% times the principal amount of the Original Term Loan being paid on such date;

(ii)during the Initial Second Period, an amount equal to 2.0% times the principal amount of the Original Term Loan being paid on such date;

(iii)during the Initial Third Period, an amount equal to 1.0% times the principal amount of the Original Term Loan being paid on such date; and

(iv)thereafter, zero; and

(2)with respect to Term A Loans:

(i)during the Term A Loan First Period, an amount equal to 3.0% times the principal amount of the Term A Loans being paid on such date;

(ii)during the Term A Loan Second Period, an amount equal to 2.0% times the principal amount of the Term A Loans being paid on such date;

(iii)during the Term A Loan Third Period, an amount equal to 1.0% times the principal amount of the Term A Loans being paid on such date; and

(iv)thereafter, zero."

(iv)The definition of "Consolidated EBITDA" in Section 1.01 of the Financing Agreement is hereby amended by:

(A)deleting "and" at the end of clause (ix) thereof;

(B)inserting a new clause (x) to read as follows:

"(x)non-recurring fees, costs and expenses incurred during such period in connection with the Parent's uplisting to Nasdaq in an aggregate amount not to exceed $1,000,000 during the term of this Agreement; provided, that supporting documentation reasonably satisfactory to the Agents certified by an Authorized Officer of the Parent is delivered to the Agents and such amounts are reasonably satisfactory to the Agents.  For purposes of this calculation, the amount added back for each month shall be $475,473 for December 2015, $136,045 for January 2016, $60,490 for February 2016, $150,722 for March 2016, $107,000 for April 2016 and $70,000 for May 2016; and"; and

(C)renumbering the existing clause (x) to "(xi)".

(v)The definition of "Excess Cash Flow" in Section 1.01 of the Financing Agreement is hereby amended by adding the following proviso immediately prior to the end of the definition:

"; provided, that solely for purposes of calculating the Excess Cash Flow for Fiscal Year 2016, (x) the Term A Loan Disbursements, (y) any Capital Expenditures made or employee severance expenses incurred in connection with the Color Optics Acquisition in excess of the amount referred to in clause (z)(ii) of Section 6.01(s) and (z) any facility consolidation costs incurred in connection with the Color Optics Acquisition, shall in each case be excluded from the deductions set forth in this clause (b) without duplication."

(vi)The definition of "Fee Letter" in Section 1.01 of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

""Fee Letter" means the fee letter, dated as of August 14, 2015, among the Borrowers and the Collateral Agent (as amended, restated, supplemented or otherwise modified from time to time)."

(vii)The definition of "Loan Document" in Section 1.01 of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

""Loan Document" means this Agreement, the PCC Acquisition Collateral Assignment, the Color Optics Acquisition Collateral Assignment, any Control Agreement, the Disbursement Letter, the First Amendment Disbursement Letter, the Fee Letter, any Guaranty, the Intercompany Subordination Agreement, any Joinder Agreement, any Letter of Credit Application, any Mortgage, any Security Agreement, any UCC Filing Authorization Letter, any landlord waiver, any collateral access agreement, any Perfection Certificate and any other agreement, instrument, certificate, report and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan, any Letter of Credit Obligation or any other Obligation."

(viii)The definition of "Permitted Purchase Money Indebtedness" in Section 1.01 of the Financing Agreement is hereby amended by amending and restating clause (c) therein in its entirety to read as follows:

"(c) the aggregate principal amount of all such Indebtedness shall not exceed (i) $15,000,000 at any time outstanding, (ii) $6,000,000 incurred in the 2016 calendar year and (iii) $4,000,000 incurred in any calendar year thereafter."

(ix)The definition of "Permitted Restricted Payments" in Section 1.01 of the Financing Agreement is hereby amended by amending and restating clause (c) therein in its entirety to read as follows:

"(c) any Subsidiary to the Parent (and the Parent shall use such Restricted Payments) for the repurchase, retirement or other acquisition or retirement for value of the Parent's common Equity Interests (other than such repurchase, retirement or other acquisition or retirement for value described in clause (b) above, the "Parent Buybacks") so long as (i) the aggregate amount paid by Parent in connection with all Parent Buybacks shall not exceed (x) $2,000,000 in the Fiscal Year ending September 30, 2015, (y) $2,100,000 in the Fiscal Year ending September 30, 2016, and (z) $2,000,000 in any Fiscal Year thereafter, (ii) Excess Availability plus Qualified Cash after giving effect to any Parent Buyback shall exceed $10,000,000 and (iii) no Default or Event of Default shall have occurred and be continuing at the time of any Parent Buyback or would result therefrom; and"

(x)The definition of "Term Loans" in Section 1.01 of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

""Term Loans" means (i) the Original Term Loans made by the Term Loan Lenders to the Borrowers on the Effective Date pursuant to Section 2.01(a)(ii), (ii) the Term A Loans made by the Term A Lenders on the First Amendment Effective Date pursuant to Section 2.01(a)(iii), and (iii) after the date on which any additional Incremental Term Loans are made by the applicable Term Loan Lenders to the Borrowers pursuant to Section 2.13, such Incremental Term Loans."

(xi)The definition of "Term Loan Commitment" in Section 1.01 of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

""Term Loan Commitment" means, with respect to each Lender, the Original Term Loan Commitment and/or the Term A Loan Commitment of such Lender."

(xii)The definition of "Total Term Loan Commitment" in Section 1.01 of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

""Total Term Loan Commitment" means the sum of (i) the amount of the Lenders' Original Term Loan Commitments and (ii) the amount of the Lenders' Term A Loan Commitments."

(c)   Section 2.01(a) (Commitments).  Section 2.01(a) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

"Section 2.01.  Commitments.  (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth:

(i)each Revolving Loan Lender severally agrees to make Revolving Loans to the Borrowers at any time and from time to time during the term of this Agreement, in an aggregate principal amount of Revolving Loans at any time outstanding not to exceed the amount of such Lender's Revolving Credit Commitment;

(ii)each Term Loan Lender severally agrees to make the Original Term Loan to the Borrowers on the Effective Date, in an aggregate principal amount not to exceed the amount of such Lender's Original Term Loan Commitment;

(iii)each Term A Lender severally agrees to make the Term A Loan to the Borrowers on the First Amendment Effective Date, in an aggregate principal amount not to exceed the amount of such Lender's Term A Loan Commitment; and

(iv)notwithstanding anything to the contrary contained in this Section 2.01(a), the Loan Parties hereby acknowledge, confirm and agree that (1) immediately prior to the First Amendment Effective Date, the outstanding principal amount of the Original Term Loan is equal to $94,125,000 (such Indebtedness being hereinafter referred to as the "Original Term Loan Indebtedness"), (2) such Original Term Loan Indebtedness shall not be repaid on the First Amendment Effective Date, but rather shall be continued and re-evidenced by this Agreement as a portion of the Term Loans outstanding hereunder, (3) the Term A Loan made on the First Amendment Effective Date shall be an amount equal to the Total Term A Loan Commitment, and (4) for all purposes of this Agreement and the other Loan Documents, the sum of the Original Term Loan Indebtedness immediately prior to the First Amendment Effective Date ($94,125,000) and the Term A Loan made on the First Amendment Effective Date ($10,000,000) shall constitute the Term Loan outstanding on the First Amendment Effective Date in the principal amount of $104,125,000."

(d)   Section 2.01(b) (Commitments).  Section 2.01(b)(ii) is hereby amended and restated in its entirety as follows:

"(ii)The aggregate principal amount of the Original Term Loan made on the Effective Date shall not exceed the Total Original Term Loan Commitment.  The aggregate principal amount of the Term A Loan made on the First Amendment Effective Date shall not exceed the Total Term A Loan Commitment.  Any principal amount of the Term Loan which is repaid or prepaid may not be reborrowed."

(e)   Section 2.02(a) (Making the Loans).  Clause (iv) of Section 2.02(a) of the Financing Agreement is hereby amended and restated in its entirety as follows:

"(iv)  the proposed borrowing date, which must be a Business Day, and, with respect to the portion of the Term Loan funded pursuant to the Total Original Term Loan Commitment must be the Effective Date, and with respect to the portion of the Term Loan funded pursuant to the Total Term A Loan Commitment must be the First Amendment Effective Date."

(f)   Section 2.03(b) (Repayment of Loans; Evidence of Debt).  The first sentence of Section 2.03(b) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

"(b)  The outstanding principal amount of (i) the Original Term Loans made on the Effective Date pursuant to Section 2.01(a)(ii) shall be repaid in consecutive quarterly installments on the last day of each fiscal quarter beginning on September 30, 2015, each in an amount equal to $1,968,750 and (ii) the Term A Loans shall be repaid in consecutive quarterly installments on the last day of each fiscal quarter beginning on September 30, 2016, each in an amount equal to $187,500; provided, however, that the last such installment with respect to such Original Term Loans and the Term A Loans shall be in the amount necessary to repay in full the unpaid principal amount of the Term Loan made on the Effective Date pursuant to Section 2.01(a)(ii)."

(g)   Section 2.05(a)(ii) (Reduction of Term Loan Commitments).  Section 2.05(a)(ii) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

"(ii)Term Loan.  The Total Original Term Loan Commitment shall terminate at 5:00 p.m. (New York City time) on the Effective Date.  The Total Term A Loan Commitment shall terminate at 5:00 p.m. (New York City time) on the First Amendment Effective Date."

(h)   Section 2.06(c) (Audit and Collateral Monitoring Fees).  Section 2.06(c) of the Financing Agreement is hereby amended by amending and restating the proviso at the end of such Section as follows:

"provided, that so long as no Event of Default shall have occurred and be continuing, the Borrowers shall not be obligated to reimburse the Agents for more than 2 audits during any calendar year."

(i)   Section 2.13 (Incremental Term Loans).  Section 2.13(b) of the Financing Agreement is hereby amended to replace "$25,000,000" with "15,000,000 (after giving effect to the funding of the Term A Loan)".

(j)   Section 6.01(s) (Use of Proceeds).  Section 6.01(s) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

"(s)Use of Proceeds.  The proceeds of the Loans shall be used (y) on the Effective Date to (i) refinance the Existing Credit Facilities (other than the Specified Existing Credit Facilities), (ii) pay up to $90,000,000 of the Purchase Price (as adjusted by working capital adjustments in accordance with the terms of the PCC Acquisition Agreement) payable pursuant to the PCC Acquisition Documents, (iii) pay fees and expenses in connection with the transactions contemplated hereby and (iv) fund working capital of the Borrowers, and (z) on or after the First Amendment Effective Date to (i) fund up to $7,000,000 of the purchase price for the Color Optics Acquisition, (ii) pay up to $1,700,000 in the aggregate for employee severance expenses incurred and Capital Expenditures made in connection with the Color Optics Acquisition, (iii) repay up $1,000,000 in principal amount of Revolving Loans outstanding as of the First Amendment Effective Date to the extent such Revolving Loans were used by the Borrowers to make Parent Buybacks in accordance with the Financing Agreement and (iv) fund general corporate and working capital purposes of the Borrowers and to pay fees and expenses related to the First Amendment (the amounts referred to in clauses (i) through (iv) of this clause (z), the "Term A Loan Disbursements").  After the Effective Date and the First Amendment Effective Date, the proceeds of the Revolving Loans, the Incremental Term Loans (if any) and the Letters of Credit will be used for general corporate and working capital purposes of the Borrowers.

(k)   Section 7.02(g) (Capital Expenditures).  Section 7.02(g) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

"(g)Capital Expenditures.  Make or commit or agree to make, or permit any of its Subsidiaries to make or commit or agree to make, any Capital Expenditure (by purchase or Capitalized Lease) that would cause the aggregate amount of all Capital Expenditures made by the Loan Parties and their Subsidiaries to exceed (i) $8,000,000 in the 2016 calendar year (provided, that any Capital Expenditures in such calendar year in excess of $4,500,000 (such amount, the "2016 Excess Amount") shall be financed through the incurrence of Indebtedness or through one or more Equity Issuances) and (ii) $4,500,000 in any calendar year thereafter; provided, however, that if the amount of the Capital Expenditures permitted to be made in any calendar year is greater than the actual amount of the Capital Expenditures actually made in such calendar year (the amount by which such permitted Capital Expenditures for such calendar year exceeds the actual amount of Capital Expenditures for such calendar year, the "Excess Amount"), then up to 100% of such Excess Amount (such amount, the "Carry-Over Amount") may be carried forward to the next succeeding calendar year (the "Succeeding Calendar Period"); provided that the Carry-Over Amount applicable to a particular Succeeding Calendar Period may not be carried forward to another calendar year; provided, further, that no portion of the 2016 Excess Amount may be carried forward to any succeeding calendar year.  Capital Expenditures made by the Loan Parties and their Subsidiaries in any calendar year shall be deemed to reduce first, the amount set forth above for such calendar year, and then, the Carry-Over Amount."

(l)   Section 7.03 (Financial Covenants).

(i)Section 7.03(a) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

"(a)Leverage Ratio.  Permit the Leverage Ratio of the Parent and its Subsidiaries for any period of 12 consecutive fiscal months of the Parent and its Subsidiaries for which the last month ends on the last day of each fiscal quarter to be greater than (i) 3.75:1.00 for the fiscal quarters ending June 30, 2016 and September 30, 2016, (ii) 3.65:1.00 for the fiscal quarter ending December 31, 2016 and (iii) 3.50:1.00 for the fiscal quarter ending March 31, 2017 and each fiscal quarter thereafter."

(ii)Section 7.03(b) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

"(b)Fixed Charge Coverage Ratio.  Permit the Fixed Charge Coverage Ratio of the Parent and its Subsidiaries for any period of 12 consecutive fiscal months of the Parent and its Subsidiaries for which the last month ends on the last day of each fiscal quarter to be less than (i) 1.20:1.00 for the fiscal quarters ending June 30, 2016, September 30, 2016 and December 31, 2016 and (ii) 1.25:1.00 for the fiscal quarter ending March 31, 2017 and each fiscal quarter thereafter."

(m)   Section 8.01(b) (Cash Management Arrangements; Collection of Accounts Receivable). Section 8.01(b) is hereby amended by amending and restating the first sentence of such Section as follows:

"Within 45 days after the Effective Date (or such later date as agreed to in writing by the Agents in their sole discretion), the Loan Parties shall enter into a Control Agreement relating to each Cash Management Account (other than Excluded Accounts); provided, that for each Cash Management Account acquired in connection with the Color Optics Acquisition, the Loan Parties shall enter into a Control Agreement relating to each such Cash Management Account (or, where practicable, subject such Cash Management Account to existing Control Agreements by means of an amendment, or an amendment and restatement, of one or more existing Control Agreements) within 15 days after the First Amendment Effective Date."

(n)   Schedules to Financing Agreement.  Schedule 1.01(A-1) is hereby added to the Financing Agreement in the form attached as Annex I hereto.  Certain Schedules to the Financing Agreement are hereby amended and restated and replaced in their entirety with the Schedules attached as Annex II hereto.

3.   Reaffirmation of Security Agreement.  Each of the Loan Parties reaffirms the grant of security interests in the Collateral (as defined in the Security Agreement) and the grant of the Liens pursuant to the terms of the Security Agreement to the Collateral Agent for the benefit of the Secured Parties, which grant of security interest and Liens shall continue in full force and effect during the term of Financing Agreement, as amended by this Amendment, and any renewals or extensions thereof and shall continue to secure the Obligations.  The Schedules to the Security Agreement are hereby amended and restated and replaced in their entirety with the Schedules attached as Annex III hereto.

4.   Representations and Warranties.  Each Loan Party hereby represents and warrants to the Agents and the Lenders as follows:

(a)   Organization, Good Standing, Etc.  Each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization or formation, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and, in the case of the Borrowers, to make the borrowings hereunder, and to execute and deliver this Amendment, and to consummate the transactions contemplated hereby and by the Financing Agreement, as amended hereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except (solely for the purposes of this subclause (iii)) where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect.

(b)   Authorization, Etc.  The execution and delivery by each Loan Party of this Amendment, and the performance by each Loan Party of this Amendment and the Financing Agreement, as amended hereby (i) have been duly authorized by all necessary action, (ii) do not and will not contravene (A) any of such Loan Party's Governing Documents, (B) any applicable material Requirement of Law or (C) any material Contractual Obligation binding on or otherwise affecting such Loan Party or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable such Loan Party operations or any of its properties, except, in the case of clause (iv), to the extent where such contravention, default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal could not reasonably be expected to have a Material Adverse Effect.

(c)   Governmental Approvals.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution and delivery of this Amendment by any Loan Party, and the performance by any Loan Party of this Amendment and the Financing Agreement, as amended hereby.

(d)   Enforceability of Amendment.  This Amendment is, and each other Loan Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

5.   Conditions to Effectiveness.  This Amendment shall become effective only upon satisfaction in full (or waiver by the Agents), in a manner satisfactory to the Agents, of the following conditions precedent (the first date upon which all such conditions shall have been satisfied being herein called the "First Amendment Effective Date"):

(a)   The Agents shall have received this Amendment, duly executed by the Loan Parties, each Agent and each Lender.

(b)   The representations and warranties contained in this Amendment, in the Financing Agreement and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the date hereof are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or "Material Adverse Effect" in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of the First Amendment Effective Date as though made on and as of the First Amendment Effective Date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respect on and as of such earlier date (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or "Material Adverse Effect" in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification)).

(c)   No Default or Event of Default shall have occurred and be continuing on the First Amendment Effective Date or would result from this Amendment becoming effective in accordance with its terms.

(d)   After giving effect to all Term A Loans to be made on the First Amendment Effective Date and the payment of all fees (including the fees payable pursuant to Section 2.06 and Section 12.04 of the Financing Agreement), costs and expenses in connection with this Amendment, Availability shall not be less than $13,000,000 and (ii) all liabilities of the Loan Parties shall be current.  The Administrative Borrower shall deliver to the Collateral Agent a certificate of the chief financial officer of the Administrative Borrower certifying as to the matters set forth in clauses (i) and (ii) above and containing a reasonably detailed calculation of Availability.

(e)   All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the making of the Loans on the First Amendment Effective Date shall have been obtained and shall be in full force and effect.

(f)   There shall exist no claim, action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority which relates to the Loans or which could reasonably be expected to have a Material Adverse Effect.

(g)   The Agents and the Lenders shall have received all documentation and other information reasonably requested prior to the First Amendment Effective Date that is required by bank regulatory authorities under applicable "know-your-customer" and anti-money laundering rules and regulations, including the Patriot Act, and all such documentation and other information shall be in form and substance reasonably satisfactory to the Agents and the Lenders.

(h)   The Collateral Agent shall have determined, in its reasonable discretion, that no event or development shall have occurred since December 31, 2015 which could reasonably be expected to have a Material Adverse Effect.

(i)   The making of the Term A Loans on the First Amendment Effective Date shall not contravene any law, rule or regulation applicable to any Secured Party (it being understood that as of the date hereof, the Agents and the Lenders do not have knowledge of any applicable law, rule or regulation that would cause the Loans to be made or issued by the Agents and the Lenders to be in contravention of any law, rule or regulation applicable to any Agent or any Lender).

(j)   The Borrowers shall have paid on or before the First Amendment Effective Date all fees, costs, expenses and taxes then payable pursuant to Section 2.06 of the Financing Agreement and Section 12.04 of the Financing Agreement.

(k)   [Reserved].

(l)   PCC shall have entered into a contract with AKI, Inc. and Le Papillion, Ltd. that provides for a minimum term of 3.5 years and minimum volume equivalent to sales made to Arcade Marketing by Color Optics during the 2015 Fiscal Year, and the Agents shall have been provided a copy of such contract.

(m)   The Collateral Agent shall have received on or before the First Amendment Effective Date the following, each in form and substance reasonably satisfactory to the Collateral Agent and, unless indicated otherwise, dated the First Amendment Effective Date:

(i)the results of searches for any effective UCC financing statements, tax Liens or judgment Liens filed against any Loan Party or its property, which results shall not show any such Liens (other than Permitted Liens);

(ii)the First Amendment Disbursement Letter, duly executed by the Agents, the Lenders and the Loan Parties;

(iii)a certificate of an Authorized Officer of each Loan Party, certifying (A) as to copies of the Governing Documents of such Loan Party, together with all amendments thereto (including, without limitation, a true and complete copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Loan Party certified as of a recent date not more than 30 days prior to the First Amendment Effective Date by an appropriate official of the jurisdiction of organization of such Loan Party which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organizational number is issued in such jurisdiction), (B) as to a copy of the resolutions of such Loan Party authorizing (1) the borrowings hereunder and the transactions contemplated by this Amendment and the other Loan Documents to which such Loan Party is or will be a party, and (2) the execution, delivery and performance by such Loan Party of this Amendment and each other Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith, (C) the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document (in the case of a Borrower, including, without limitation, Notices of Borrowing, LIBOR Notices and all other notices under this Amendment and the other Loan Documents) to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers and (D) as to the matters set forth in Sections 5(b) and 5(c) of this Amendment;

(iv)a certificate of the chief financial officer of the Parent certifying compliance with the covenants set forth in Section 7.03 of the Financing Agreement, as amended hereby;

(v)a certificate of the appropriate official(s) of the jurisdiction of organization and, except to the extent such failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, each jurisdiction of foreign qualification of each Loan Party certifying as of a recent date not more than 30 days prior to the First Amendment Effective Date as to the subsistence in good standing of, and the payment of taxes by, such Loan Party in such jurisdictions;

(vi)opinions of (A) Shearman & Sterling LLP, counsel to the Loan Parties and (B) McDonald Carano Wilson LLP and Gordon Feinblatt LLC, each acting as local counsel to the Loan Parties, in each case, as to such matters as the Collateral Agent may reasonably request;

(vii)a certificate of the chief financial officer of the Parent, certifying as to the solvency of the Loan Parties, taken as a whole (after giving effect to the Loans made on the First Amendment Effective Date), which certificate shall be substantially in the form of the certificate delivered on the Effective Date pursuant to Section 5.01(d)(xi);

(viii)evidence of the insurance coverage required by Section 7.01 of the Financing Agreement and the terms of the Security Agreement, in each case, where requested by the Collateral Agent, with such endorsements as to the named insureds or loss payees thereunder as the Collateral Agent may reasonably request and providing that such policy may be terminated or canceled (by the insurer or the insured thereunder) only upon 30 days' prior written notice to the Collateral Agent and each such named insured or loss payee, together with evidence of the payment of all premiums due in respect thereof for such period as the Collateral Agent may reasonably request;

(ix)fully executed copies of the Color Optics APA and the Color Optics Acquisition Collateral Assignment, each in form and substance satisfactory to the Collateral Agent;

(x)(A) a termination of security interest in Intellectual Property for each assignment for security recorded by any Person at the United States Patent and Trademark Office or the United States Copyright Office and covering any intellectual property of AKI that constitutes Acquired Assets (as defined in the Color Optics APA), and (B) UCC-3 termination statements for all UCC-1 financing statements filed by any Person and covering any portion of the Collateral that includes Acquired Assets;

(xi)a Notice of Borrowing pursuant to Section 2.02 of the Financing Agreement; and

(xii)the Administrative Agent shall have received an amendment fee equal to $20,000, which Borrowers acknowledge was fully earned and payable upon execution of this Amendment.

6.   Continued Effectiveness of the Financing Agreement and Other Loan Documents.  Each Loan Party hereby (i) acknowledges and consents to this Amendment, (ii) confirms and agrees that the Financing Agreement and each other Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the First Amendment Effective Date all references in any such Loan Document to "the Financing Agreement", the "Agreement", "thereto", "thereof", "thereunder" or words of like import referring to the Financing Agreement shall mean the Financing Agreement as amended by this Amendment, and (iii) confirms and agrees that to the extent that any such Loan Document purports to assign or pledge to the Collateral Agent for the benefit of the Secured Parties, or to grant to the Collateral Agent for the benefit of the Secured Parties a security interest in or Lien on, any Collateral as security for the Obligations of the Loan Parties from time to time existing in respect of the Financing Agreement (as amended hereby) and the other Loan Documents, such pledge, assignment and/or grant of the security interest or Lien is hereby ratified and confirmed in all respects.  This Agreement does not and shall not affect any of the obligations of the Loan Parties, other than as expressly provided herein, including, without limitation, the Loan Parties' obligations to repay the Loans in accordance with the terms of Financing Agreement, or the obligations of the Loan Parties under any Loan Document to which they are a party, all of which obligations shall remain in full force and effect.  Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agents, any Issuing Lender or any Lender under the Financing Agreement or any other Loan Document, nor constitute a waiver of any provision of the Financing Agreement or any other Loan Document.

7.   Revolving Loans.  The Borrowers confirm and acknowledge that as of the close of business on July 14, 2016, the Borrowers were indebted to Administrative Agent for Revolving Loan Obligations in the aggregate principal amount of $3,971,883.44 and Letter of Credit Obligations in the aggregate principal amount of $2,200,000, in each case without any deduction, defense, setoff, claim or counterclaim, of any nature, plus all fees, costs and expenses incurred to date in connection with the Financing Agreement and other Loan Documents.

8.   Release.  Each Loan Party hereby acknowledges and agrees that:  (a) neither it nor any of its Affiliates has any claim or cause of action against any Agent or any Lender (or any of their respective Affiliates, officers, directors, employees, attorneys, consultants or agents) and (b) each Agent and each Lender has heretofore properly performed and satisfied in a timely manner all of its obligations to such Loan Party and its Affiliates under the Financing Agreement and the other Loan Documents.  Notwithstanding the foregoing and the Lenders wish (and each Loan Party agrees) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of the Agents' and the Lenders' rights, interests, security and/or remedies under the Financing Agreement and the other Loan Documents.  Accordingly, for and in consideration of the agreements contained in this Amendment and other good and valuable consideration, each Loan Party (for itself and its Affiliates and the successors, assigns, heirs and representatives of each of the foregoing) (collectively, the "Releasors") does hereby fully, finally, unconditionally and irrevocably release and forever discharge each Agent, each Lender and each of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively, the "Released Parties") from any and all debts, claims, obligations, damages, costs, attorneys' fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done on or prior to the First Amendment Effective Date arising out of, connected with or related in any way to this Amendment, the Financing Agreement or any other Loan Document, or any act, event or transaction related or attendant thereto, or the agreements of any Agent or any Lender contained therein, or the possession, use, operation or control of any of the assets of each Loan Party, or the making of any Loans or other advances, or the management of such Loans or advances or the Collateral on or prior to the First Amendment Effective Date.

9.   Miscellaneous.

(a)   This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Amendment by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart of this Amendment.

(b)   Section and paragraph headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

(c)   This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

(d)   Each Loan Party hereby acknowledges and agrees that this Amendment constitutes a "Loan Document" under the Financing Agreement.  Accordingly, it shall be an Event of Default under the Financing Agreement if (i) any representation or warranty made by a Loan Party under or in connection with this Amendment shall have been untrue, false or misleading in any material respect when made, or (ii) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in this Amendment.

(e)   Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(f)   The Borrowers will pay on demand all reasonable and documented out-of-pocket fees, costs and expenses of the Agents and the Lenders in connection with the preparation, execution and delivery of this Amendment or otherwise payable under the Financing Agreement, including, without limitation, reasonable fees, disbursements and other charges of counsel to the Agents and the Lenders.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS:
ALJ REGIONAL HOLDINGS, INC.
By:	/s/ Jess Ravich
Name: Jess Ravich
Title: Executive Chairman
FANEUIL, INC.
By:	/s/ Anna Van Buren
Name: Anna Van Buren
Title: Chief Executive Officer
FLOORS-N-MORE, LLC
By:	/s/ Steve Chesin
Name: Steve Chesin
Title: Chief Executive Officer
PHOENIX COLOR CORP.
By:	/s/ Marc Reisch
Name: Marc Reisch
Title: Chairman

GUARANTORS:
FANEUIL TOLL OPERATIONS LLC
By:	/s/ Anna Van Buren
Name: Anna Van Buren
Title: Chief Executive Officer
PCC EXPRESS, INC.
By:	/s/ Marc Reisch
Name: Marc Reisch
Title: Chairman
PHOENIX (MD.) REALTY, LLC
By:	/s/ Marc Reisch
Name: Marc Reisch
Title: Chairman

COLLATERAL AGENT:
CERBERUS BUSINESS FINANCE, LLC
By:	/s/ Kevin P. Genda
Name: Kevin P. Genda
Title: Senior Managing Director

ADMINISTRATIVE AGENT AND LENDER:
PNC BANK, NATIONAL ASSOCIATION
By:	/s/ Jacqueline MacKenzie
Name: Jacqueline MacKenzie
Title: VP

LENDERS:
CERBERUS NJ CREDIT
OPPORTUNITIES FUND, L.P.
By: Cerberus NJ Credit Opportunities GP,
LLC, its General Partner
By: /s/ Kevin Genda__________________
Name: Kevin Genda
Title: Senior Managing Director
CERBERUS ASRS HOLDINGS LLC
By: /s/ Kevin Genda__________________
Name: Kevin Genda
Title: Vice President
CERBERUS ICQ LEVERED LOAN
OPPORTUNITIES FUND, L.P.
By: Cerberus ICQ Levered Opportunities
GP, LLC, its General Partner
By: /s/ Kevin Genda__________________
Name: Kevin Genda
Title: Senior Managing Director
CERBERUS KRS LEVERED LOAN
OPPORTUNITIES FUND, L.P.
By: Cerberus KRS Levered Opportunities
GP, LLC, its General Partner
By: /s/ Kevin Genda__________________
Name: Kevin Genda
Title: Senior Managing Director

CERBERUS PSERS LEVERED LOAN
OPPORTUNITIES FUND, L.P.
By: Cerberus PSERS Levered Opportunities
GP, LLC, its General Partner
By: /s/ Kevin Genda__________________
Name: Kevin Genda
Title: Senior Managing Director
CERBERUS LEVERED LOAN
OPPORTUNITIES FUND III, L.P.
By: Cerberus Levered Opportunities III GP,
LLC, its General Partner
By: /s/ Kevin Genda__________________
Name: Kevin Genda
Title: Senior Managing Director

CERBERUS ASRS HOLDINGS LLC
By: /s/ Daniel E. Wolf__________________
Name: Daniel E. Wolf
Title: Vice President
CERBERUS N-1 FUNDING LLC
By: /s/ Daniel E. Wolf__________________
Name: Daniel E. Wolf
Title: Vice President
CERBERUS KRS LEVERED LLC
By: /s/ Daniel E. Wolf__________________
Name: Daniel E. Wolf
Title: Vice President
CERBERUS OFFSHORE LEVERED
LOAN OPPORTUNITIES MASTER
FUND, II, L.P.
By: Cerberus Levered Opportunities Master
Fund II GP, LLC its General Partner
By: /s/ Daniel E. Wolf__________________
Name: Daniel E. Wolf
Title: Senior Managing Director
CERBERUS ICQ LEVERED II LLC
By: /s/ Daniel E. Wolf__________________
Name: Daniel E. Wolf
Title: Vice President
CERBERUS ICQ LEVERED LLC
By: /s/ Daniel E. Wolf__________________
Name: Daniel E. Wolf
Title: Vice President

CERBERUS AUS LEVERED II LP
By: CAL II GP, LLC, its General Partner
By: /s/ Daniel E. Wolf__________________
Name: Daniel E. Wolf
Title: Vice President
CERBERUS SWC LEVERED LP
By: Cerberus SL GP LLC, its General Partner
By: /s/ Daniel E. Wolf__________________
Name: Daniel E. Wolf
Title: Vice President